Exhibit 10.6(b)
THIRD AMENDMENT
     THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of November 30, 2005, by and between CA-EMERYVILLE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and ZIPREALTY, INC., a Delaware corporation (“Tenant”).
RECITALS
A.	Landlord (as successor in interest to EOP-Emeryville Properties, L.L.C., a Delaware limited liability company) and Tenant (as successor by merger to zipRealty, Inc., a California corporation) are parties to that certain lease dated November 28, 2001, which lease has been previously amended by instruments dated March 22, 2002 and February 15, 2005 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 15,825 rentable square feet (the “Original Premises”) described as Suite No. 1555 on the 15th floor of the building commonly known as Emeryville Tower III located at 2000 Powell Street, Emeryville, California (the “Building”).
B.	Tenant and Landlord agree to relocate Tenant from the Original Premises to 23,803 rentable square feet of space described as Suite No. 300 on the 3rd floor of the Building as shown on Exhibit A attached hereto (the “Substitution Space”).
C.	The Lease by its terms shall expire on January 31, 2007 (“Prior Termination Date”), and the parties desire to extend the Term, all on the following terms and conditions.
     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.      Substitution.
1.01.	Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Premises and, from and after the Substitution Effective Date, the Premises, as defined in the Lease, shall be deemed to mean the Substitution Space containing 23,803 rentable square feet and described as Suite No. 300 on the 3rd floor of the Building.
1.02.	The Term for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Termination Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space. Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises only, and, unless otherwise specified herein, “Premises” (as such term is used in the Original Lease) shall mean the Substitution Space. Except as otherwise set forth herein, Tenant shall vacate the Original Premises as of February 7, 2006 (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease. Notwithstanding anything to the contrary contained herein, if the Original Premises Vacation Date is subsequent to the Substitution Effective Date (such period commencing on the Substitution Effective Date and ending on the Original Premises Vacation Date is referred to herein as the “Vacation Period”), then, during the Vacation Period, Tenant shall comply with all terms and provisions of the Lease with respect to the Original Premises as though the Original Premises were still deemed part of the Premises hereunder, except that Tenant shall not be obligated to pay Base Rent or Additional Rent with respect to the Original Premises during the Vacation Period. Following the Vacation Period, Tenant’s obligation for payment of Base Rent or Additional Rent for the Original Premises shall be determined in accordance with Section 10 hereof. However, nothing provided in this Paragraph 1.02 shall alter Tenant’s requirement to pay Rent for the Substitution Space as of the Substitution Effective Date.
2.  Substitution Effective Date.
2.01.	The “Substitution Effective Date” shall be January 1, 2006.
2.02.	The Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space as a result of holding over by prior occupants or to the extent that Landlord fails to complete its review of the final plans for the Initial Alterations and the contractors to perform such Initial Alterations within the time provided for such review in the Work Letter attached hereto as Exhibit B. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Substitution Effective Date is delayed, the Extended Termination Date shall not be similarly extended.
3.	Extension. The Term of the Lease is extended for a period of sixty (60) months from the Prior Termination Date and shall expire on January 31, 2012 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease or this Amendment. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.
4.	Base Rent. As of the Substitution Effective Date, the schedule of Base Rent payable with respect to the Premises during the remainder of the current Term and the Extended Term is the following:

Months of Term or Period	Annual Rate Per Square Foot	Monthly Base Rent
Substitution Effective Date — 12/31/2006	$25.32	$50,224.33
1/1/2007 — 12/31/2007	$26.21	$51,989.72
1/1/2008 — 12/31/2008	$27.12	$53,794.78
1/1/2009 — 12/31/2009	$28.07	$55,679.18
1/1/2010 — 12/31/2010	$29.06	$57,642.93
1/1/2011 — 12/31/2011	$30.07	$59,646.35
1/1/2012 — 1/31/2012	$31.12	$61,729.11

     All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
5.	Reduction in Letter of Credit. Landlord currently holds the Letter of Credit, as defined in the Lease, in the amount of $180,000.00. Upon Tenant’s execution hereof, Tenant shall either deliver to Landlord a substitute Letter of Credit in the amount of $90,000.00, or an amendment to the existing Letter of Credit, reducing the amount of such Letter of Credit to $90,000.00. The substitute Letter of Credit or the amended Letter of Credit, as the case may be, must be in compliance with the requirements set forth in Section VI of the Lease. If Tenant delivers a substitute Letter of Credit, Landlord shall promptly return the original Letter of Credit to Tenant.
6.	Tenant’s Pro Rata Share. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Premises is 6.4718%.
7.	Expenses and Taxes. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Premises in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Premises is 2006.
8.      Improvements to Substitution Space.
8.01.	Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment, including the Work Letter attached hereto as Exhibit B. Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for correcting any violations of Title III of the Americans with Disabilities Act with respect to the Common Areas of the Building, including any Common Areas on the 3rd floor of the Building where the Substitution Space is located. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with any claims brought under any provision of the Americans with Disabilities Act other than Title III, the specific nature of Tenant’s business in the Substitution Space (other than general office use), the acts or omissions of Tenant, its agents, employees or contractors, Tenant’s arrangement of any furniture, equipment or other property in the Substitution Space, any repairs, alterations, additions or improvements performed by or on behalf of Tenant and any design or configuration of the Substitution Space specifically requested by Tenant after being informed that such design or configuration may not be in strict compliance with the ADA.
8.02.	Responsibility for Improvements to Substitution Space. Tenant shall perform improvements to the Substitution Space in accordance with the Work Letter, and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in the Work Letter.
9.	Early Access to Substitution Space. During the Vacation Period, Tenant’s possession of the Substitution Space shall be subject to the terms and conditions of the Lease and, as of the Substitution Effective Date, Tenant shall pay Base Rent and Additional Rent applicable to the Substitution Premises to Landlord. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Substitution Space for any days of possession before the Substitution Effective Date during which Tenant, with the approval of Landlord, is in possession of the Substitution Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

10.	Holding Over. If Tenant continues to occupy the Original Premises after the expiration of the Vacation Period (as defined in Section 1.02 above), occupancy of the Original Premises after the expiration of the Vacation Period shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of the Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to twice the sum of the Base Rent and Additional Rent due for the period immediately preceding such holding over, provided that in no event shall Base Rent and Additional Rent during the holdover period be less than the fair market rental for the Original Premises. No holding over by Tenant in the Original Premises or payments of money by Tenant to Landlord after the expiration of the Vacation Period shall be construed to prevent Landlord from recovery of immediate possession of the Original Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant in the Original Premises, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Original Premises to such other tenant or prospective tenant. Notwithstanding the foregoing, if Tenant continues to occupy the Original Premises, but for a period of less than 30 days after the expiration of the Vacation Period, Tenant shall be charged the holdover rent set forth in this Section 10 on a per diem basis only.
11.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
11.01	Parking. As of the Substitution Effective Date, Section 2 of the Parking Agreement attached to the Lease as Exhibit F is deleted in its entirety and the following is substituted therefor: “Landlord hereby grants to Tenant and persons designated by Tenant a license to use seventy-one (71) parking spaces in the parking facility (“Parking Facility”) located partially beneath the Property. Of these 71 parking spaces, seventy (70) shall be non-reserved and one (1) shall be reserved, which space is identified as parking space 1A. The term of such license shall commence on the Substitution Effective Date and shall continue until the earlier to occur of the Extended Termination Date, the sooner termination of the Lease, or Tenant’s abandonment of the Premises thereunder. During the term of this license, Tenant shall pay Landlord the prevailing monthly charges established from time to time for parking in the Parking Facility, payable in advance, with Tenant’s payment of monthly Base Rent. The initial charge for such parking spaces is $65.00 per non-reserved parking pass, per month. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant. Tenant may, from time to time request additional parking spaces, and if Landlord shall provide the same, such parking spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established from time to time.”
11.02	Renewal Option. The parties hereby confirm that Section I (entitled “Renewal Option”) of Exhibit E to the Lease continues in full force and effect in accordance with its terms.
11.03	Notice Addresses. Section I.M (Basic Lease Information) of the Lease is as of the Substitution Effective Date deleted in its entirety and the following substituted therefore:

     Landlord:
CA-Emeryville Properties Limited Partnership
c/o Equity Office Management, L.L.C.
One Market, Spear Tower
Suite 600
San Francisco, California 94105
Attn: Property Manager
          A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105, Attn: Managing Counsel — San Francisco Region.
          Tenant: Notices shall be sent to Tenant at the Premises (i.e., the Substitution Space as of the Substitution Effective Date).
          A copy of any notice of Tenant default shall be sent to:
          Michael Polentz
          300 Hamilton Avenue, Third Floor
          Palo Alto, California 94301
          If any additional person listed above fails to receive the copy of the notice of Tenant default, the validity of the notice served on Tenant shall not be affected thereby.
         11.04      Right of First Offer.
A.	Grant of Option; Conditions. Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to the 23,803 rentable square feet known as Suite No. 400 on the 4th floor of the Building shown on the demising plan attached hereto as Exhibit C (the “Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: The termination date of the lease between Landlord and the existing tenant in the Offering Space is November 30, 2008. If Tenant is interested in leasing the Offering Space, Tenant shall provide Landlord with a written notice of such interest no earlier than 120 days prior to such termination date and no later than 90 days prior to such termination date. If Landlord has determined that the existing tenant in the Offering Space will not extend or renew its lease of the Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

                              1.      Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or
                              2.      the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) at the time Landlord would otherwise deliver the Advice; or
                              3.      the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) prior to the date Landlord would otherwise deliver the Advice; or
                              4.      Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or
                              5.      the Offering Space is not intended for the exclusive use of Tenant during the Term; or
                              6.      the existing tenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space.
     B.    Terms for Offering Space.
1.	The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.
2.	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.
3.	The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.
     C.     Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) January 31, 2010; (ii) Tenant’s failure to exercise its Right of First Offer within the 5 day period provided in Section A above; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. In addition, if Landlord provides Tenant with an Advice for any portion of the Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Offering Space (such other portion of the Offering Space subject to such expansion rights is referred to herein as the “Encumbered Offering Space”) and Tenant does not exercise its Right of First Offer to lease the Offering Space described in the Advice, Tenant’s Right of First Offer with respect to the Encumbered Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice.
     D.      Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.
     E.      Definition of Prevailing Market. For purposes of this Right of First Offer provision, "Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Emeryville, California area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.
     F.      Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.
12.      Miscellaneous.
12.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment or in the Work Letter. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. Landlord understands and acknowledges that Tenant is a publicly traded company and as such has disclosure and reporting requirements that may require disclosure of this Amendment. Landlord hereby consents to disclosure of this Amendment or of the Lease as may be required under applicable Law. Landlord further consents to Tenant’s disclosure of this Amendment or the Lease to Tenant’s attorneys, accountants, auditors and, on a “need to know” basis, investors.
12.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
12.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

12.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
12.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
12.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Aegis Realty Partners in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
12.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
[SIGNATURES ARE ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.
LANDLORD:
CA-EMERYVILLE PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership
By: EOM GP, L.L.C., a Delaware limited liability company, its general partner
By: Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager
By: /s/ Mark Geisreiter

Name: Mark Geisreiter

Title: Senior Vice President
TENANT:
ZIPREALTY, INC., a Delaware corporation
     By: /s/ Gary M. Beasley
     Name: Gary M. Beasley
     Title: EVP & CFO
     By:
     Name:
     Title:

EXHIBIT A
OUTLINE AND LOCATION OF SUBSTITUTION SPACE
     This Exhibit is attached to and made a part of the Amendment by and between CA-EMERYVILLE PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and ZIPREALTY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2000 Powell Street, Emeryville, California, commonly known as Emeryville Tower III.

EXHIBIT B
WORK LETTER
     This Exhibit is attached to and made a part of the Amendment by and between CA-EMERYVILLE PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and ZIPREALTY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2000 Powell Street, Emeryville, California, commonly known as Emeryville Tower III.
     As used in this Work Letter, the “Premises” shall be deemed to mean the Substitution Space, as defined in the Amendment to which this Work Letter is attached.
     I.     Alterations and Allowance.
A.	Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit is attached, the amended or substitute Letter of Credit, and all prepaid rental required under such agreement, if any, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section IX of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Upon receipt by Landlord of all documentation required by Landlord to complete its review of the final plans for the Initial Alterations and the contractors to be retained, Landlord shall have 10 Business Days to complete such review and inform Tenant as to the results of the review. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.
B.	Provided Tenant is not in default, Landlord agrees to contribute the sum of $523,666.00 ($22.00 per rentable square foot of the Substitution Space) (the “Allowance”) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Premises, of which a maximum of $47,606.00 ($2.00 per rentable square foot of the Substitution Space) may be used for code compliance upgrades and alterations required to be performed within the Premises by the City of Emeryville or any of its agencies with jurisdiction over required code upgrades. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. The Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with applicable Law; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.
C.	In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit by April 30, 2006, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.
D.	Subject to the terms of this Amendment, Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.
E.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.
F.	Within ten (10) days after the date upon which Landlord has reported to the Tenant the results of its review of the final plans and of the contractors to perform the Initial Improvements, as provided for in Section 1.A above, Landlord shall inform Tenant in writing of its determination as to whether the Initial Alterations or any portion thereof constitute Required Removables in accordance with Section VIII of the Lease. If Landlord fails to provide such written determination on or before such date, none of the elements of the Initial Alterations shall be deemed to be Required Removables pursuant to the terms of Section VIII of the Lease.

EXHIBIT C
OFFERING SPACE